Exhibit 10.3b

ENDORSEMENT AND LICENSE AGREEMENT

This Endorsement and License Agreement (the “Agreement”), effective as of the date on which the first Guaranteed Payment set forth in 5.a. is tendered to Furnisher (the “Effective Date”), is made by and between Serious Promotions, Inc., a Florida corporation (“Furnisher”), f/s/o Khaled Khaled, professionally known as DJ Khaled (“Talent”), c/o Sedlmayr & Associates, P.C., 489 Fifth Avenue, 30th Floor, New York, NY 10017 and Khode, LLC, a Delaware limited liability company with offices located at 38246 North Hazelwood Circle, Cave Creek, AZ 85331 (“Company”). Furnisher and Company may be referred to herein collectively as the “Parties” or individually as a “Party.”

WHEREAS, Endexx Corporation, a Nevada corporation (“Endexx”), among other activities, is in the business (the “Endexx Business”) of developing, producing, manufacturing, selling and commercially exploiting certain CBD-related products (excluding hair care products (but including scalp treatments)) (the “Products”) and has formed CBD Unlimited , Inc. a Nevada corporation (“CBDU”) in its efforts to further the Endexx Business; and

WHEREAS, for purposes of this Agreement, the capitalized term “CBD” shall mean the ingredient , Cannabidiol, a derivative of hemp, (i.e. the plant Cannabis sativa L.), and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol (“THC”) concentration of not more than 0.3 percent on a dry weight basis; and

WHEREAS, CBDU has caused the Company to be formed, organized and established, and, concurrently with the execution of this Agreement, CBDU, Furnisher and Impact Brokers are executing a LLC Operating Agreement of the Company (the “Operating Agreement”) setting forth the rights, powers and obligations of such parties as Members of, and with respect to, the Company (each of such parties, a “Company Member”); and

WHEREAS, the intent of the Company Members in forming, organizing and establishing the Company is for the Company to source ingredients, produce, manufacture, distribute, market, and sell Talent-endorsed Products (each, a “Branded Product”) under the brand “KHODE” (the “Brand”); provided, however, for so long as Furnisher is a Company Member, the term “Branded Product” shall not include, nor may the Company source ingredients, produce, manufacture, distribute, market, and/or sell any Branded Product constituting a hair care product (provided, that skin treatments produced, intended or marketed as a scalp treatment (and not as a shampoo) shall not be deemed a “hair care product”); and

WHEREAS, Talent is a widely renowned celebrity with a worldwide fan base; and

WHEREAS, Company was formed by Furnisher and CBDU for the production manufacture, distribution, marketing and sale of Talent-endorsed Products (“Branded Product”) to be developed by the Parties under the brand “KHODE” (“Brand”), which Brand (including without limitation the trademarks therein) and development formula and process (“Process”) of the Branded Product are owned by Company; and

WHEREAS, Company desires to engage Furnisher to license to Company during the Term (as defined herein below) the use of Talent’s name, image, likeness, voice, statements, professional name (including, without limitation, the trademark “DJ Khaled”) and biography (collectively, “Talent Properties”), subject to Furnisher’s approval of all of the aforementioned, and grant the right to utilize Talent’s “Services” (as defined below), solely in connection with and to promote the Branded Product and the Brand via a marketing and promotional campaign which shall be approved by both Parties (the “Campaign”) as set forth herein;

WHEREAS, Furnisher has agreed to grant to Company the right to use the approved Talent Properties and the approved Talent’s Services herein during the Term (as defined below) solely in connection with the Campaign on the terms and conditions as set forth herein; and

WHEREAS, capitalized terms not defined in this Agreement shall have the meanings assigned to such terms in the Operating Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Term: The term of this Agreement shall commence on the date hereof and will continue for the duration of the Operating Agreement (defined herein), subject to earlier termination as set forth in Section 16 hereof.

2. Services. Subject in each instance to (i) Furnisher’s and/or Talent’s written approval (not to be unreasonably withheld or delayed) and (ii) Talent’s schedule and professional commitments, availability and then current location, and (iii) COVID19 (as determined by Talent), during each of the first five (5) years of the Term (“Initial Service Term”), Furnisher shall make Talent available, and/or shall cause Talent to perform, each of the services set forth below (collectively, the “Services”) in connection with the Campaign. Company will give Furnisher at least thirty (30) days prior written notice with respect to each of the intended Services contemplated hereunder. The Services may be rendered remotely and/or virtually at Talent’s election during the duration of the COVID19 pandemic as determined by Talent. Furnisher shall cause Talent to perform the Services as set forth herein on a part-time and non- exclusive basis. Furnisher shall reasonably, and shall cause Talent to reasonably, characterize Talent as a supporter of the Brand and the Branded Product, in a manner reasonably determined by Furnisher and Talent. The Parties agree to work together to coordinate the dates, times, locations (as applicable and subject to the provisions herein) and other material aspects of approved Services, subject to the provisions herein. During the 12-month period preceding the end of the Initial Service Term, the Parties will negotiate in good faith regarding Furnisher’s and Talent’s rendering additional services, if at all, for during additional periods during the Term, as well as the amount of any Guaranteed Payment during such additional periods.

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a. Type of Services. During each year of the Initial Service Term:

i. Production Days. Up to two (2) production days (the “Production Days”), not to exceed eight (8) consecutive hours each (excluding any reasonable breaks and travel time and preparation time for so-called “glam” (i.e., hair, make-up, wardrobe and styling). Such Production Days may be remote at Talent’s election and may include as approved by Talent, without limitation, a reasonable number of still photo shoots (not to exceed 20), video shoots (including, but not limited to, non-scripted, b-roll and behind the scenes footage), recording of sound bites and voice- over recordings, production of public service announcements and social responsibility themed creative, and on-site media interviews), all as mutually approved by the Company and Talent and pursuant to a mutually approved marketing plan and marketing budget. The Company will have the right to use all results of such production days in all approved media (now known or hereafter devised, and including, without limitation, television programming), provided, that such results have been previously approved by Furnisher.

ii.	Personal Appearances.

1.	Up to two (2) mutually approved personal appearances or performances (the “Personal Appearances”), not to exceed 30 minutes each, (excluding any hair, grooming and makeup time, wardrobe periods, reasonable breaks, and travel time) at events mutually determined and approved by Company and Furnisher (e.g., media appearances, meet and greets of no more than 15 people, virtual appearances, etc.).

2.	A minimum of three (3) appearances at retail and distributor meetings or other corporate related events (“Influencer Events”), for a minimum of 30 minutes per Influencer Event excluding travel time and preparation time for so-called “glam” (i.e., hair, make-up, wardrobe and styling) (dates and locations to be determined and subject to approval) at Company’s reasonable cost and expense.

3.	Up to two (2) real-time video appearances (“Zoom Videos”), not to exceed 5 minutes each. Zoom Videos shall include sales meetings and corporate conferences, as mutually determined

4.	Reasonable mutually agreed press with media outlets/press to be approved by Talent in each instance, all details to be mutually determined by the Parties.

5.	Until such time as the COVID-19 pandemic has abated in the United States to an extent such that Talent feels reasonably comfortable in Talent’s sole discretion with making in-person appearances at public events, all of the Services, including without limitation, personal appearances will be virtual and all production will be executed remotely from locations determined by Talent, including Talent’s home.

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iii. Social Media. During each month of the Initial Service Term, and in accordance with a schedule to be mutually coordinated by the Parties (subject to Talent’s prior bona-fide professional commitments), Talent shall provide no less than eight (8) Instagram posts and eight (8) Instagram stories (collectively the “Posts”), to be mutually approved by Company and Talent (and in Talent’s own “voice”) prior to publication each of which Posts will shared on the other owned/controlled personal social media channels (including, without limitation, Twitter, Facebook, Instagram, and such other pages/channels as are developed/popularized during the Initial Service Term which are then utilized by Talent) (with the dates thereof to be confirmed and mutually approved by the Parties in advance) (collectively, “Personal Promotion”) regarding the Campaign and Products.. Talent shall use official links to Brand content in the Personal Promotion as requested by Company, shall tag @brand (or other @ mention) as requested by Company, and shall clearly and conspicuously disclose Talent’s affiliation with Company in such Personal Promotion pursuant to FTC Guidelines (e.g., #ad). Talent shall remove/delete any such Personal Promotion (if removable) upon Company’s written request, and Company shall be permitted to re-Tweet and otherwise promote and use such Personal Promotion in the Materials hereunder as mutually determined and approved solely with respect to the Campaign in accordance with this Agreement. Further, Company may, in its sole discretion, ‘‘whitelist” the Personal Promotion on the relevant social media channel, which, for clarity, includes the right for Company to pay relevant social media channels to put Personal Promotion at the top of users’ feeds. In addition, Furnisher grants Company the right to amplify or boost Talent’s posts on Facebook during the Initial Service Term. In addition, Company shall have the right to tag Talent’s name and social media handle on all Company owned and/or controlled social media handles (including, without limitation, Twitter, Facebook, YouTube, Instagram, TikTok, Triller, and such other pages/channels as are developed/ popularized during the Term, etc.).

iv. Presentation Videos. During the Initial Service Term, Talent shall participate in two (2) mutually approved presentation videos (“Presentation Videos”), to be shot on Talent’s cell phone and delivered to Company within forty-eight (48) hours of Talent shooting such Presentation Videos. Each Presentation Video shall be defined as a [:X-:X] second Talent made video for Company for use during the Term during promotional meetings with sales force, internal stakeholders, etc. and with key constituents.

v. Drops. Talent shall record a mutually agreed upon number of video and audio drops (“Vocal Drops”) for Company during each year of the Initial Service Term for use in connection with either radio or account messages with respect to the Campaign, the content of which to be mutually approved,.

vi. Quote. As reasonably requested by Company during the Initial Service Term, Furnisher shall cause Talent to provide a reasonable number of quotes (not to exceed 14 per year unless otherwise agreed) (“Quotes”) regarding Talent’s connection/ experience with Company and the Product. As reasonably requested by Company during the Initial Service Term, Furnisher shall cause Talent to participate in various mutually agreed consultation and collaboration sessions/correspondences with Company via telephone, tele- or video-conference, email (or similar media) in connection with Talent’s Services hereunder and the creation/use of the Materials. subject to Talent’s schedule.

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vii. Press Release. Any press release to be issued in connection with the Campaign shall be subject to the mutual approval of the Parties; provided, however, notwithstanding anything to the contrary provided in this Agreement or the Operating Agreement, no approved press release of or by the Company CBDU or Endexx shall be issued or disseminated in any form or media mentioning Furnisher, Talent or this Agreement prior to Furnisher’s receipt of the first Guaranteed Payment pursuant to paragraph 5.a.

b. Availability.. Furnisher will use reasonable efforts to provide Company with at least thirty (30) days prior notice of any period during which Talent will be unavailable to render services hereunder for any consecutive 1 month period during the Initial Service Term. In the event that Talent is unavailable to provide Talent’s Services on a particular date requested by Company (for permitted reasons hereunder), Furnisher shall use its reasonable efforts to promptly provide Company with two (2) alternate dates, both within 2 months of the date requested by Company, on which he will be available to provide Talent’s Services. All approved Services are to be mutually scheduled subject to Talent’s schedule (dates, times, locations (as applicable).

i. Notwithstanding the foregoing, during the Initial Service Term, the Parties may mutually agree in writing to substitute any of the aforementioned Services or deliverables in this Agreement for a different mutually approved service or deliverable of reasonably equal value as determined by Company and Talent.

ii. Company must notify Furnisher in writing of any unfulfilled deliverables or Services at least ninety (90) days prior to the end of each year of the Initial Service Term or such deliverables and/or Services shall be waived.

c. Materials. During the Initial Service Term, Company shall have the right, but not the obligation, to create, from the footage, photographs and behind-the-scenes footage of Talent’s services during the Production Days a mutually agreed upon number of advertising, promotional, marketing, publicity, public relations materials (including, without limitation, b- roll) related to the Branded Product (collectively, the “Materials”) all of which Materials and the intended uses thereof are subject to Talent’ written approval in each instance.

3. Usage.

a. Permitted Media. During the Term of the Agreement, the approved Materials may be used for approved advertising, marketing and promoting solely the Branded Products, anywhere in the world in the manner, or and media (whether now known or hereafter devised) approved by Furnisher and/or Talent and pursuant to a mutually approved marketing plan (which including, without limitation, which may include social media; new media (including, without limitation, mobile media, podcasts, etc.); and PR media; (collectively, the “Media”) and, mutually approved marketing budget. All Media uses will be subject to Talent’s approval in each instance, provided, that once any Materials or Media have been approved by Talent, the Company may make subsequent or additional similar uses of such approved Material in such similar approved Media without seeking additional approvals from Talent, however if the Company intends to use any Material approved for a particular use for a different use or Media, the Company will have to the Material for approval as set forth in this Agreement.

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b. Internal Uses. In addition, at any time during and/or after the Term of the Agreement, the Materials may be used e by Company solely for intra-company, research, award, file and/or reference purposes and an “archive” section on Company websites (collectively, “Internal Uses”).All costs and expenses of manufacture, advertising, promotion, samples, packaging, stickers, labels, tags and other costs and expenses related to the manufacture, sale, distribution, advertising, and promotion of Branded Products and in connection with the Campaign shall be borne solely by Company.

c. Furnisher shall have the right to review and approve the Branded Products and all uses of Branded Products, including, without limitation: (i) concept; (ii) rough artwork; (iii) final artwork; (iv) prototype samples; (v) production samples and (vi) packaging. To the greatest extent possible, all materials submitted to Furnisher for review and approval shall be submitted electronically, in such format as may be requested by Furnisher, unless otherwise requested by Furnisher or mutually agreed by the parties. If Furnisher does not respond in writing within ten (10) business days after receipt of such materials for approval, then such materials shall be deemed approved. The Company shall make any changes requested by Furnisher as soon as reasonably practicable and re-submit revised materials to Furnisher for approval and Furnisher will have five (5) business days from receipt of each such re-submission to approve or disapprove such material. If Furnisher does not respond within any such five (5) day period, such resubmitted materials shall be deemed approved.

d. Prior to the publication, posting, public distribution or use of any advertisement or other marketing and/or promotional material (each, an “Advertisement”) which is intended to be used in conjunction with the sale or distribution of Branded Products, Company shall submit the Advertisement to Furnisher for written approval. If Furnisher has not responded in writing within ten (10) business days after receipt of a proposed Advertisement for approval, then such Advertisement shall be deemed approved. The Company shall make any changes requested by Furnisher as soon as reasonably practicable and re-submit revised Advertisement to Furnisher for approval and Furnisher will have five (5) business days from receipt of each such re-submission to approve or disapprove such Advertisement. If Furnisher does not respond within any such five (5) day period, such resubmitted Advertisement shall be deemed approved.

e. Once an Advertisement has been approved, Company need not submit variations of that Advertisement for re-approval when such variations are not substantive or for use in a similar medium; provided, however, that any substantive changes to the Advertisement or intended use in a different medium must be approved in each instance in advance pursuant to this Section.

f. Company acknowledges that, if Branded Products manufactured and sold by Company are of inferior quality in quality, material and/or workmanship or dangerous for use, then the substantial goodwill which Furnisher has built up and now possesses in the Branded Property will be impaired and Furnisher and Talent will have been irreparably damaged. Accordingly, Company shall ensure that the Branded Products are of the highest quality standard and appearance and as shall be suited to their exploitation. and best advantage and safe for use, and Company warrants to Furnisher that all Branded Products will maintain the high standards, appearance, and quality of the approved prototype samples and safe for use. If there is a substantial or material departure from the approved sample of Branded Products made and/or distributed by or on behalf of Company or are unsafe, then Furnisher shall have the right, in the reasonable exercise of its sole and absolute discretion, to withdraw the approval of such Branded Products by written notice thereof to Company, in addition to its other rights and remedies.

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4. Post-Term. At the end of the Term, Company shall cease use of any Materials and the Campaign and shall remove any Materials from Company’s website and other controlled sites within thirty (30) days following end of Term; provided, that Company does not have the obligation to remove Material from social media platforms following the Term; provided, further, that Company does not run any paid media to support/promote such Materials on the social media platforms following the Term. The Parties acknowledge that any unauthorized use (e.g., use beyond the Term, outside the Media, etc.) by third parties (including, without limitation, wholesalers or retailers) of Materials disseminated or distributed by Company in accordance with this Agreement shall not constitute a breach by Company hereunder provided Company verifies that it has timely instructed such third parties of the applicable restriction under this agreement and to cease use and take down Materials. Upon termination or expiration of Company’s rights hereunder pursuant to the Operating Agreement or this Agreement, Company shall have the right to sell off any Branded Product in its inventory for a period of ten (10) months following the effective date of such termination. Company shall not manufacture excess inventory in anticipation of any sell-off and shall pay any Fee payment due to Furnisher during such sell-off.

5. Compensation.

a. In consideration of the Services rendered and rights granted herein, in addition to receiving a membership interest in the Company and attendant payments as provided in the Operating Agreement, during each year of the Term, the Company shall pay Furnisher the following amounts on the dates indicated in the form of a guaranteed payment (each, a “Guaranteed Payment”) in immediately available funds wire transferred to the bank account set forth in Exhibit A to this Agreement (which Exhibit may be amended upon written notice given to Furnisher at any time during the Term, provided, however, that any such amendment to Exhibit A shall only become effective ten (10) Business Days following the date of such notice:

Payment Due Date	Amount of Payment

14 calendar days following the execution of this Agreement	$500,000.00
April 1, 2021	250,000.00
July 1, 2021	250,000.00
October 1, 2021	250,000.00
January 1, 2022	250,000.00
April 1, 2022	250,000.00
July 1, 2022	250,000.00
October 1, 2022	250,000.00
January 1, 2023	250,000.00
April 1, 2023	250,000.00
July 1, 2023	250,000.00
October 1, 2023 and October 1, 2024	500,000.00
January 1, 2024 and January 1, 2025	500,000.00
April 1, 2024 and April 1, 2025	500,000.00
July 1, 2024 and July 1, 2025	500,000.00

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b. Each Guaranteed Payment shall be due and payable on its respective Payment Date, provided, that if any Payment Date falls on a day that is not a Business Day, then the applicable Guaranteed Payment shall be due on the next Business Day. Furnisher is under no obligation to provide the Company with any invoice or notice with respect to a Guaranteed Payment and the failure to make a Guaranteed Payment on or prior to its Payment Date shall be deemed a material breach of this Agreement for which Furnisher shall have the right, upon no less than five Business Days’ prior notice to the Company (a “Payment Failure Notice”)(and without the Company having any right to cure), to terminate this Agreement, cease to perform any of the Services and terminate the License granted hereunder; provided, however, the Company shall have a ten (10) month sell-off period to sell any inventory of Branded Products as of the date of such notice of termination.

c. Prior to February 1, 2025, the Parties hereto will conclude negotiations in good faith regarding (i) the amounts and payment dates for Guaranteed Payments following September 30, 2025 and (ii) the extent of Furnisher’s and Talent’s services under this Agreement following September 20, 2025. In the event that the Parties are unable to come to agreement with respect thereto by February 1, 2025, then Furnisher and Talent may (in Furnisher’s and Talent’s sole discretion) either elect, by written notice to the Company (x) to extend the Term for a two year period commencing as of October 1, 2025 (and, if so extended, for addition 2-year periods thereafter by written notice to the Company on or before February 1, 2027, February 1, 2029, and so on), provided, that the Company continues to pay the Guaranteed Payments that the Company was required to tender to Furnisher in the last year of the Term (i.e., $500,000 on each October 1st, January 1st, April 1st and July 1st of each year during such extension term(s)), with Furnisher and Company having all rights under this Agreement during any such extension term(s), including without limitation, Furnisher’s right to terminate this Agreement due to the failure to pay a Guaranteed Payment when due, or (y) to cease rendering further Furnisher’s or Talent’s respective services obligations under Section 2 hereof without liability and terminate Furnisher’s and Talent’s obligations under Section 6 hereof without liability as of September 30, 2025, provided, that, if Furnisher and Talent elect pursuant to clause (y) above, such termination will not affect Furnisher’s rights under the Operating Agreement, and Company will no longer have the right to utilize Furnisher’s name, trademarks, logos or the Talent Properties (or any other identifiers of Furnisher or Talent) or the Materials or any elements thereof or any other footage, content or assets furnished or created hereunder or any marketing and/or promotional materials (including without limitation social media posts) or create any marketing or promotional materials which include any reference to Furnisher or Talent or any Talent Properties (or any other identifiers of Furnisher or Talent) or are derived from the Materials in connection with the Branded Product, the Campaign or otherwise after the final day of the applicable ten (10) month sell off period without Furnisher’s prior written consent. For the avoidance of doubt, if Furnisher and Talent elect to cease rendering and terminate Furnisher’s and Talent’s respective Services as aforesaid, any such cessation or termination will not relieve Company of its obligations to comply with the applicable restrictions hereunder and will not relieve the Parties of their obligations which would survive the termination of this Agreement (including, without limitation, confidentiality, warranties, representations and indemnities).

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6. Exclusivity. During the Term, Talent will not promote, launch or endorse any other Product (collectively, “Competitive Products’) other than for Company,. Notwithstanding the foregoing, Talent may (a) perform at any show, venue, concert, or festival named for or sponsored by a competing company and/or Competitive Product, any division or affiliate of a competing company or in which a competing company’s or any division or affiliate of a competing company’s or any Competitive Products’ logo appears; (b) appear or perform in any motion picture, television, radio, theatrical production, award shows or other programs (including, without limitation, walking the red carpet at award shows and premiers) sponsored by a competitor or in which a Competitive Product or logo appears and appear in music videos and/or photographs of and/or with other artists affiliated with a competitor or any division or affiliate of a competing company or in which Competitive Products’ or competing company’s logos appear; and (c) Talent has the right to market and promote Talent’s music, tours and any tour-related sponsors, including, without limitation, launching new campaigns and assets in connection therewith regardless of sponsor, whether in connection with Competitive Products or not.

7. SAG-AFTRA. Each of Company and Furnisher acknowledges and agrees that Talent is a member of SAG-AFTRA. All permitted and approved television and/or radio commercial materials produced by, or on behalf of, Company hereunder featuring Talent for use in the Campaign shall be a union production and all fees Company might owe to Talent pursuant to union rules and regulations, including session, overtime, wardrobe and fitting fees and travel time, and all holding, use and integration fees as required by any applicable union (but not to include any union-required pension and welfare/health contributions) shall be paid at scale and shall be applied as a credit against the Guaranteed Payment payable by Company to Furnisher hereunder and allocable to the services of Talent for filming television and radio commercials (and the use and broadcast thereof), if any. If services related to the production of any television or radio commercial(s) trigger pension or welfare/health contributions under an applicable guild agreement, eighty percent (80%) of the fees paid to Furnisher pursuant to this Agreement will be allocated to services covered by the SAG-AFTRA Commercials Contract or other applicable guild agreement (the “Guild Agreement”) and Company shall make such required pension and welfare/health contributions required by such Guild Agreement as and when due, and calculated solely on the amount paid or payable to Furnisher on behalf of Talent; such amounts paid by Company as required by an applicable Guild Agreement (including pension and welfare/health contributions) shall be applied as a credit against the Guaranteed Payment.

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8. Expenses. If, in connection with any approved Services, hereunder, Talent agrees to travel to a location not located near Talent’s residence (or then-current location), Company shall pay for or reimburse Furnisher and Talent for Furnisher’s and Talent’s reasonable travel expenses in connection with the rendering of such Services, (including, without limitation, (a) travel expenses if Talent agrees to travel (e.g., private plane if the location of such Services is not located within 50 miles of Talent’s residence or then-current location), 5 star accommodations and first class SUV ground transportation and (b) so-called “glam” (i.e., hair, make-up, wardrobe and styling) and related expense) (“Glam”). All such travel and Glam expenses, and all related “glam” (i.e., hair, make-up, wardrobe and styling) and related expenses, will be subject to a travel budget, which must be agreed upon by the parties at least ten (10) days in advance of such travel, the rendering of such applicable Service. It is agreed that neither Furnisher nor Talent will be obligated to render any Services until such travel and Glam costs are mutually agreed upon by the Parties.

9. Confidentiality. The Parties agree that neither Party nor Talent will disclose (including, without limitation and by way of example, via text messaging, blogging or communicating in any way via Twitter, Facebook, Instagram or any other social networking website, tool or device, etc.) any trade secrets or confidential business or personal information of either Party or Talent (including without limitation tour and release schedules) to any third parties, including but not limited to any content of any advertising (including, without limitation, any scripts, copy, storyboards, etc.) that have not yet been released to the general public, Talent’s relationship with Company (until publicly disclosed by Company), and any of the terms of this Agreement (including, without limitation, the amount of compensation paid hereunder) (collectively, the “Confidential Information”), except as required by law or court order or to the Parties and Talent’s respective attorneys, representatives and financial advisors. In the event either Party or Talent is required to disclose Confidential Information pursuant to any law, regulation or court or other government order, request or requirement, the applicable Party or Talent will immediately notify the others and take reasonable steps in assisting to secure confidential treatment, contesting the order or otherwise protecting the applicable Confidential Information. Company acknowledges that Talent and Furnisher may disclose to their representatives, managers, accountants, and attorneys the terms of the Agreement. Furnisher agrees, and Furnisher shall cause Talent to agree, that Furnisher and Talent shall not at any time, including in perpetuity after the expiration or termination of the Term of this Agreement, defame or disparage Company and/or use, disclose, disseminate or confirm, directly or indirectly, to anyone any information or material, whether or not acquired by Furnisher or Talent in the course of or in connection with the services rendered by Furnisher or Talent to Company, which may harm, disparage, demean or reflect negatively or poorly upon or cause injury to Company. Company agrees that neither Company nor CBDU shall at any time, including in perpetuity after the expiration or termination of the Term of this Agreement, defame or disparage Furnisher or Talent and/or use, disclose, disseminate or confirm, directly or indirectly, to anyone any information or material, whether or not acquired by Company or CBDU in the course of or in connection with the services rendered by Company, which may harm, disparage, demean or reflect negatively or poorly upon or cause injury to Furnisher or Talent. However, nothing in this Agreement is intended to prevent either Party or Talent from making any truthful statements in any legal proceedings or as otherwise required by law. The foregoing expressly includes, without limitation, communications appearing on the Internet via blogging and/or social networking sites such as Facebook and Twitter.

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10. Grant of Rights. Subject to the terms of this Agreement and Talent’s approval in each instance as set forth herein, Furnisher hereby grants to Company the right to use during the Term solely in connection with the Campaign and on the terms and conditions of this Agreement, Talent’s approved Talent Properties, and the approved related trademark, logo, collectively referred to as “Talent’s Properties and Mark”), all of which of the foregoing and the uses thereof are subject to Talent’s prior written approval in each instance: (i) in connection with the Campaign; (ii) in any approved advertising and promotional materials and approved content created with respect to the Brand Product. Furnisher and/or Talent own all right, title and interest in and to all of Talent’s Properties and Marks, and all slogans, catchphrases, music, recordings, lyrics, other intellectual properties and proprietary materials of Talent, and except as specifically set forth herein, Company has not rights in or to or to use any of the aforementioned. For the avoidance of doubt, the mark “KHODE” and all related uses thereof shall be the sole property of the Company. In the event Company wishes to use music in connection with the Campaign, Talent shall have the right to determine if any music is to be used and if so determined, Talent to decide which music in consultation with Company. The use of any music selected by Talent is subject to Company securing at Company’s sole cost and expense, all rights, licenses, consents and permissions in connection therewith from all applicable record labels, publishers, third party artist and third party rights holders, including those of Talent. Talent shall use reasonable efforts to assist Company in obtaining such rights provided failure to do so is not a breach.

11. Pay or Play. Company will not be obligated to produce, release, or otherwise use any Materials produced hereunder, and Company only obligation to Furnisher and Talent hereunder shall be to pay Furnisher/Talent the compensation set forth herein (including without limitation all Guaranteed Payments) and in the Operating Agreement.

12. Endorsement. Furnisher represents and warrants that any statement made by Talent with respect to Talent’s positive opinion or endorsement of Company, the Branded Product is a true reflection of Talent’s beliefs, findings or opinions, and Furnisher agrees to immediately inform Company of any material changes in those beliefs, findings or opinions. To the extent that Talent suggests that Talent uses or has used the Brand Products, Furnisher represent and warrant that Talent has and does in fact use them (in responsible quantities). In the event Talent makes any public statements (including, without limitation, in connection with the Campaign), Talent shall clearly and conspicuously disclose Talent’s affiliation with Company in accordance with the Federal Trade Commission Guides Concerning the Use of Endorsements and Testimonial in Advertising, available at https://www.ecfr.gov/cgi-bin/text- idx?SID=7d3e01b4efb5ecef6de68874e976fd89&mc=true&node=pt16.1.255&rgn=div5 (as may be updated) (the “FTC Guide”).

13. Representations, Warranties and Covenants.

(a) Furnisher represents, warrants and agrees that:

(i) Neither Furnisher nor Talent is now, and nor during the Term shall be, a party to or bound by any contract or agreement which will conflict or interfere in any manner with their respective duties or obligations set forth herein. Neither Furnisher nor Talent is under any disability, restriction or prohibition with respect to Furnisher’s right to sign and perform under this Agreement.

(ii) Subject to the provisions of paragraph 13(b)(vii), the rights granted by Furnisher herein, and any use thereof by Company or its grantees, licensees, or assigns, will not violate or infringe upon the rights of any third party, provided Company complies with the term of this Agreement.

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(iii) Talent is employed by Furnisher and Furnisher will perform all obligations imposed on employers by federal, state, and local law, including, without limitation, the payment to Talent of all compensation or other consideration required to be paid under any agreement between Furnisher and Talent except as otherwise provided herein or the Operating Agreement. Any amounts payable hereunder shall be subject to all withholdings required by applicable law.

(iv) Furnisher has the full right and legal authority to enter into this Agreement, to grant the rights set forth hereinabove, and to fully perform its obligations in accordance with its terms.

(v) In performing Talent’s responsibilities under this Agreement, Talent will comply with all laws and regulations that may concern or relate to such performance.

(b) Company warrants, represents and agrees that:

(i) It is a limited liability company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or other organization.

(ii) It has the full right, power, and authority to enter into, and to perform its obligations and grant the rights and licenses it grants or is required to grant under, this Agreement.

(iii) The execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate or organizational action of such Party.

(iv) It will comply with all applicable laws, regulations, guidelines, statutes, including, without limitation, applicable US, state, and international laws, including food and drug laws and laws governing controlled substances. By way of example in the United States, and subject to change based on future legislation, Company warrants and represents that shall not make any claim regarding the Products or Branded Products being able to cure or treat any disease, syndrome, or condition, or offer any health benefits as a result of the CBD content of the Branded Products or Products unless otherwise permitted by applicable law. Company shall comply with all applicable federal, state, and international laws, regulations, and rules, and complete all required undertakings prior to sale, offer for sale, export, distribution or otherwise make the Products or Branded Products available.

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(v) it has or will secure all permits, clearances, licenses, consents, insurance (including without limitation general and product liability insurance and will name Furnisher and Talent as additional insureds) in connection with the Products, Brand Product and the Campaign, and will cause Furnisher and Talent to be covered as additional insureds under the Company’s (or CBDU’s) product liability and general liability policies for covered liabilities associated with the Products and the Business. Without limiting the foregoing, during the Term and for a period of three (3) years thereafter, Company agrees to obtain and maintain, at its own expense, customary comprehensive general liability and “errors and omissions” insurance policies with an insurer rated A or A+ by A.M. Best, with each policy having limits of no less than $3,000,000 per occurrence and $5,000,000 in the aggregate (which may be achieved in combination with umbrella coverage) (including, without limitation, coverage for product liability and advertising injury up to $2,000,000), which insurance shall name Furnisher and Talent as additional insureds, include a waiver of subrogation and shall provide the additional insureds with a minimum of thirty (30) days’ notice of cancellation/non-renewal/substantial modifications of such policies. Within ten (10) days after the Effective Date, Company shall submit written evidence of such insurance to Furnisher. In the event that Furnisher or Talent request additional types or amounts of insurance coverage, such request shall be subject to approval by the Company’s board of directors and the Company’s budget process.

(vi) the Brand Product and the Products are of a premium quality and safe for their intended use in accordance with their packing instructions.

(vii) Subject to each Party’s compliance with the terms of Section paragraph 13(a)(ii) above, all materials created, furnished, produced by or on behalf of Company will not infringe on the rights of any third party.

14. Indemnification.

a. Furnisher shall indemnify, defend and hold harmless Company, and its officers, members, agents, employees, directors, successors and assigns (collectively, the “Company Indemnitees”), from and against any and all third party claims, liabilities, losses, damages, injuries, demands, actions, causes of actions, suits, proceedings, judgments, actual out of pocket expenses, reasonable outside attorneys’ fees, arising from or in connection with: (i) any uncured material breach by Furnisher and/or Talent of any agreement, representation or warranty made by Furnisher herein; and (ii) any grossly negligent act or omission of Furnisher and/or Talent, which third party claims are reduced to an adverse judgment in a court of competent jurisdiction or settled with Furnisher’s written consent.

b. Company shall indemnify, defend and hold harmless Furnisher and Talent, and their respective officers, members, agents, employees, directors, successors and assigns (collectively, the “Furnisher Indemnitees”), from and against any and all third party claims, liabilities, losses, damages, injuries, demands, actions, causes of actions, suits, proceedings, judgments, expenses, reasonable outside attorneys’ fees, arising from or in connection with: (i) any uncured material breach by Company of any agreement, representation or warranty made by Company herein; (ii) any grossly negligent act or omission of Company, which third party claims are reduced to an adverse judgment in a court of competent jurisdiction or settled with Company’s written consent; (iii) the Products, the Brand Product (including without limitation any injury, damage, loss, harm with respect thereto) and the development, manufacture, distribution, sale, advertising and promotion in connection therewith

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15. Notice and Opportunity to Cure. Except as otherwise set forth herein, neither Party nor Talent shall be deemed in breach of this Agreement unless the applicable Party or Talent has failed to cure any such breach within thirty (30) days following receipt of written notice from the non-breaching Party or Talent.

16. Termination. The Term and this Agreement shall terminate on the occurrence of any of the following events:

a. In the event that the Operating Agreement is terminated for any reason.

b. Ten (10) Business Days following the date that either Party gives notice to the other Party of a material breach by such Party of its duties, obligations, representations or warranties in the Agreement, other than as set forth in clause (c) below.

c. Five (5) Business Days following the date Furnisher gives Company a Payment Failure Notice under Section 5.

d. The Company is subject to dissolution and liquidation under the terms of the Operating Agreement.

17. Citizenship and Immigration. It is understood and agreed that Furnisher will provide Company with all necessary work permits or certification or proof of citizenship of Talent, and Furnisher hereby represents and warrants that Talent is legally permitted to perform the Services and Company use of such Services will not violate any laws or regulations pertaining to the employment of individuals provided Company complies with the terms of this Agreement.

18. Unique Services. Furnisher acknowledge that the services to be rendered by Talent are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which may not reasonably or adequately be compensated for in damages in an action at law, and that, in the event of a breach by Talent of any of the provisions hereof, Company shall be entitled to seek injunctive and other equitable relief to prevent such breach. The foregoing provisions shall not constitute a waiver by Company of any right which Company may have to damages or other relief. Nothing herein shall prevent Furnisher or Talent from opposing any such application.

19. Miscellaneous.

a. This Agreement, together with the Operating Agreement and the exhibits attached thereto and incorporated by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, and representations and warranties, both written and oral, with respect to such subject matter.

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b. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and shall be deemed effectively given upon the earlier of: (x) one Business Day after deposit on a Business Day (or two Business Days, if deposited on a day other than a Business Day) with a nationally recognized courier or overnight service, specifying next Business Day delivery, with written verification of receipt, (y) five Business Days after deposit with the United States Postal Service for delivery via first-class registered or certified mail for United States deliveries, or (z) personal delivery against written receipt therefor. All notices not delivered personally, shall be sent with postage, delivery and other charges prepaid and properly addressed to the Party to be notified as follows:

If to Furnisher or Talent:	Serious Promotions, Inc.
c/o Sedlmayr & Associates, P.C.
489 Fifth Avenue, 30th Floor,
New York, NY 10017
Attn: Theodor K. Sedlmayr, Esq.
theo@saentlaw.com

If to Company:	Khode, LLC
c/o CBD Unlimited, Inc.
38246 North Hazelwood Circle
Cave Creek, AZ 85331
Attn: Todd Davis

With a courtesy copy to:	Peter Ginsburg, Esq.
Michelman & Robinson LLP
800 Third Avenue, 24th Floor
New York, NY 10022

Any Party and Talent may designate a new address for notices to such Party or Talent by giving notice of such new address in accordance with this Section 19(b) which new address becoming effective five Business Days following the giving of such notice of new address.

c. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of both Parties. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

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d. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

e. Neither Party will be deemed in default of this Agreement to the extent that performance of their or Talent’s respective obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, epidemic, pandemic (including without limitation COVID19), public health emergency, riots or other civil unrest, accident, injury or illness of Talent or immediate family, act of government, war, shortages of materials or supplies, or any other cause beyond the reasonable control of either Party or Talent (“Force Majeure Event”). In the event of such a Force Majeure Event, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure Event and the Parties will endeavor in good faith to reschedule any such delayed performance either Party may terminate this Agreement, provided if any such Force Majeure Event exceeds ninety (90) consecutive days, either Party may terminate this Agreement.

f. It is the intention of the Parties that the internal laws of the State of New York as the same may be amended from time to time, shall govern the validity of this Agreement, the construction of its terms and interpretation of the rights and duties of the Parties.

g. Any controversy or claim arising out of or related to this Agreement, or the breach thereof, shall be settled by final and binding arbitration administered by the American Arbitration Association (“AAA”) pursuant to the AAA Commercial Arbitration Rules. The arbitrator shall be a disinterested attorney who has at least twenty (20) years’ experience in disputes relating to commercial matters and who is appointed in accordance with the rules and procedures of the American Arbitration Association, and all hearings shall be held in New York, New York. The arbitrator shall be bound to follow Delaware law (including the rules of evidence) and case precedent. The arbitrator may award the prevailing party all reasonable costs, expenses, attorneys’ fees, experts’ fees and arbitration fees incurred in connection with the arbitration proceeding. Judgment on the award rendered by the arbitrator may be entered in any federal or state court located in New York, New York or in any court where any party hereto is located. Adherence to this paragraph regarding arbitration shall not limit the rights of the parties hereto to obtain any provisional remedy including, without limitation, injunctive or similar relief, from a court of competent jurisdiction as may be necessary to protect their respective rights and interest pending arbitration. Any party also shall have the right to bring an action in a court of competent jurisdiction to compel arbitration hereunder or to enforce an arbitration award. The party that prevails on such a motion shall be entitled to recover all reasonable cost, expenses, attorneys’ fees, experts’ fees incurred in connection with that motion regardless of whether that party ultimately prevails on the merits of the dispute. Other than for a proceeding seeking a provisional remedy pending resolution of the dispute, including without limitation a Proceeding for a preliminary injunction, or a proceeding to enforce an arbitration award, venue for any court proceeding as described above shall be exclusively in a federal or state court located in New York, New York and the parties hereby submit to personal jurisdiction in such courts. However, a party may seek a provisional remedy or an order or judgment enforcing an arbitration award in any court of competent jurisdiction as may be necessary. If any party wishes to appeal any such arbitration award, the parties will follow the AAA Arbitration Appeal Procedure, as it may be updated from time to time, and the arbitrator(s) hearing such appeal may award the prevailing party all reasonable costs, expenses, attorneys’ fees, experts’ fees and arbitration fees incurred in connection with the appellate arbitration proceeding. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING RELATING TO THIS AGREEMENT

h. Neither Party may assign or transfer any of its rights or delegate any of its obligations hereunder, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned, or delayed; provided, however, that either Party may assign its rights or delegate its obligations, in whole or in part, without such consent and upon thirty (30) days prior written notice to the other Party, to an Affiliate, or to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. Any purported assignment, transfer, or delegation in violation of this Section will be null and void. No assignment, transfer, or delegation will relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

i. Counterparts. This Agreement may be executed in counterparts and via PDF or electronic signature including DocuSign, each of which is deemed an original.

[Signature page follows]

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INDUCEMENT

The undersigned, Khaled Mohamed Khaled, p/k/a DJ Khaled (“I”, “me”), by his signature below, hereby assents to the execution of the above agreement (“Agreement”) by Serious Promotions Inc. ( the “Furnishing Company”) and agrees to be bound by all obligations, restrictions and covenants thereunder relating to Furnisher and my Services. If during the term of the Agreement, the Furnishing Company becomes unable to furnish my services to the Company in accordance with the terms of the Agreement for any reason (including, without limitation, Bankruptcy or Dissolution) then I shall notify the Company promptly in writing, and shall, at the Company’s request, do all such acts and things as shall give the Company the same rights, privileges and benefits as the Company would have had under the Agreement if the Furnishing Company was able to fulfill such obligations in accordance with the terms of the Agreement and such rights, privileges and benefits shall be enforceable by the Company against me and all of the terms and conditions contained in the Agreement shall continue to be effective.

I acknowledge that the Company will have no obligation to make any payments to me in connection with the fulfillment of my obligations pursuant to the Agreement unless I hereafter notify Company to the contrary or unless, and to the extent that, the Furnishing Company becomes unable to furnish my services under the Agreement and I perform such services directly for the Company as contemplated by the preceding paragraph.

KHALED MOHAMED KHALED
(p/k/a DJ Khaled)

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